SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 8, 2007

CAREMARK RX, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14200	63-1151076
(Commission File Number)	(IRS Employer Identification No.)

211 Commerce Street, Suite 800, Nashville, Tennessee	37201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 743-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

Attached hereto as Exhibit 99.1 and incorporated herein by reference is a press release issued by Caremark Rx, Inc. (“Caremark” or the “Registrant”) on January 8, 2007 announcing that its board of directors has unanimously determined that, after consultation with its outside legal and financial advisors and upon consideration of a variety of factors, the unsolicited acquisition proposal received from Express Scripts, Inc. (“Express Scripts”) on December 18, 2006 does not constitute, and is not reasonably likely to lead to, a “Superior Proposal” as defined in Caremark’s merger agreement (the “CVS/CMX Merger Agreement”) with CVS Corporation (“CVS”). As a result, Caremark’s board of directors unanimously concluded that, consistent with its fiduciary duties under Delaware law, the Express Scripts proposal does not meet the requisite standards established under the CVS/CMX Merger Agreement for permitting Caremark to engage in discussions with Express Scripts and that engaging in discussions with Express Scripts is not in the best interests of Caremark and its stockholders. The board of directors of Caremark has therefore determined not to enter into discussions with Express Scripts or to provide Express Scripts with access to confidential information concerning Caremark consistent with the board of directors’ obligations under the CVS/CMX Merger Agreement.

The purpose of this Form 8-K is to update the Registration Statement on Form S-4, file No. 333-139470, filed by Caremark and CVS with the Securities and Exchange Commission on December 19, 2006. The information contained in this Form 8-K is incorporated by reference into the above mentioned Registration Statement:

Background of the Merger

On December 18, 2006, Caremark received an unsolicited offer from Express Scripts, Inc., referred to as Express Scripts, pursuant to which Express Scripts offered to acquire all of the outstanding shares of Caremark common stock for $29.25 in cash and 0.426 shares of Express Scripts common stock for each share of Caremark common stock. The receipt of Express Scripts common stock by Caremark stockholders would be tax free, and the cash portion received by Caremark stockholders would be taxable to Caremark stockholders. Express Scripts’ offer was made subject to, among other things, completion of a confirmatory due diligence review of Caremark, termination of the CVS/CMX Merger Agreement and negotiation and execution of a merger agreement with Express Scripts. The cash portion of the consideration would be financed by Express Scripts and Express Scripts stated that it had commitment letters from Citigroup Corporate and Investment Banking and Credit Suisse to provide the requisite financing to complete the transaction. Caremark did not receive copies of these commitment letters from Express Scripts nor did it receive a conditional merger agreement from Express Scripts.

On that same day, Caremark issued a press release announcing that the Caremark board of directors would review the terms of the proposal submitted by Express Scripts in a manner consistent with its obligations under the CVS/CMX Merger Agreement and applicable Delaware law. CVS also issued a press release reaffirming its support of the merger with Caremark and its confidence in the long-term strategic value of the combination as well as the benefit to the stockholders of both Caremark and CVS.

Also on that day, the Caremark board of directors met telephonically to discuss Express Scripts’ proposal. King & Spalding LLP, legal counsel to Caremark, gave a presentation to the Caremark board of directors regarding the directors’ fiduciary duties under Delaware law and reviewed with the Caremark board of directors the requirements of the CVS/CMX Merger Agreement in connection with receipt and analysis of Express Scripts’ proposal. Caremark’s financial advisors also participated in the meeting.

On December 20, 2006, the initial waiting period for the merger with CVS required by the HSR Act expired without a Request for Additional Information (commonly referred to as a “second request”) from the U.S. Federal Trade Commission.

On December 22, 2006, the Caremark board of directors met in Nashville, Tennessee to discuss Express Scripts’ proposal. During this meeting, King & Spalding LLP and Wachtell, Lipton, Rosen & Katz, special counsel, reviewed with the Caremark board of directors the legal standards under Delaware law and related legal considerations applicable to the Caremark board of directors’ review of Express Scripts’ proposal, including a thorough analysis of the applicable requirements of the CVS/CMX Merger Agreement. Jones Day, Caremark’s antitrust counsel, reviewed possible antitrust implications of the Express Scripts proposal with the Caremark board of directors. Caremark’s financial advisors reviewed with the Caremark board of directors financial aspects of Express Scripts’ proposal as compared to those of the merger with CVS. Management of Caremark gave a presentation to the Caremark board of directors regarding strategic and business considerations of a possible business combination with Express Scripts as compared to the merger with CVS. The Caremark board of directors then met in an executive session.

On December 23, 2006, Mr. Crawford telephoned Mr. Ryan to discuss CVS’ possible response to Express Scripts’ proposal. Mr. Ryan stated that CVS will have an upcoming board meeting and indicated to Mr. Crawford that CVS remains fully committed to the pending merger with Caremark and will move forward promptly to present the pending merger to the respective stockholders of Caremark and CVS for their respective approvals as contemplated under the CVS/CMX Merger Agreement.

On December 27, 2006, the Caremark board of directors met telephonically to further discuss Express Scripts’ proposal. King & Spalding LLP also participated in the meeting. The Caremark board of directors determined to convene a meeting of the Caremark board of directors on January 5, 2007 for further review and discussion of the proposal.

On January 2, 2007, Caremark retained Banc of America Securities LLC to act as an additional financial advisor to Caremark.

On January 5, 2007, the Caremark board of directors met in Nashville, Tennessee to further review the Express Scripts proposal. After thoroughly reviewing the Express Scripts proposal as set forth in its December 18th letter and after consulting with its outside legal and financial advisors and upon consideration of a variety of factors, the Caremark board of directors unanimously determined that the Express Scripts proposal does not constitute, and is not reasonably likely to lead to, a “Superior Proposal” as defined in the CVS/CMX Merger Agreement. As a result, the Caremark board of directors unanimously concluded that, consistent with its fiduciary duties under Delaware law, the Express Scripts proposal does not meet the requisite standards established under the CVS/CMX Merger Agreement for permitting Caremark to engage in discussions with Express Scripts and that engaging in discussions with Express Scripts is not in the best interests of Caremark and its stockholders. The Caremark board of directors has therefore determined not to enter into discussions with

Express Scripts or to provide Express Scripts with access to confidential information concerning Caremark consistent with the board of directors’ obligations under the CVS/CMX Merger Agreement.

The Caremark board of directors considered a number of factors in connection with its evaluation of Express Scripts’ proposal, as described in more detail below. In view of the number of factors and complexity of these matters, the Caremark board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weight to the specific factors it considered.

Lacks Strategic Rationale

There is no logical or compelling strategic rationale for a combination of Express Scripts and Caremark. Simply creating a larger pharmacy benefits manager does not address evolving market dynamics, including an increasingly consumer-centric healthcare environment, and greater demand for access to information, personalized pharmaceutical and disease management services, and the ability to better manage costs.

In contrast to the merger with CVS, Express Scripts’ proposal would not provide Caremark with any unique services, programs or tools that could serve to address emerging healthcare trends, improve clinical outcomes, or help consumers manage costs and improve their health.

Creates the Risk of Significant Customer Attrition and Destruction of Stockholder Value

Express Scripts’ proposal creates substantial business risks and potential near- and long-term destruction of stockholder value resulting from the likely loss of existing and prospective customers. Given that the Caremark stockholders would own 57% of the combined company under the Express Scripts’ proposal, they would bear the majority of these adverse consequences. Customers, including some of Caremark’s largest customers, have voiced strong opposition towards an Express Scripts/Caremark combination. These unsolicited comments to Caremark are in stark contrast to the extremely favorable response customers have had to the CVS/Caremark merger.

Caremark believes that uncertainties created by pursuing Express Scripts’ proposal would disrupt and adversely impact at a minimum the 2007 selling season, which extends through the first three quarters of the year. Caremark also believes that the uncertainties presented by the Express Scripts’ proposal would virtually eliminate new business opportunities and make it difficult to renew existing contracts.

Express Scripts’ recently reported financial results have raised questions about its ability to effectively integrate recent acquisitions. Additionally, all of Express Scripts’ past acquisitions have been significantly smaller than those completed by Caremark and CVS, and Express Scripts has no experience integrating a business the size of Caremark. In contrast, Caremark and CVS have an established track record of successfully integrating large-scale acquisitions, and these strong management teams are committed to remaining in place to integrate and manage the combined company.

Intended to Derail the Strategic and Compelling CVS/Caremark Merger and Is a Defensive Move by Express Scripts

Unlike Caremark’s and CVS’ decision to enter into a merger from positions of strength and provide plan sponsors and consumers with the products and services they desire, Express Scripts’ proposal is reactionary and defensive. Caremark believes that Express Scripts’ interference with the CVS/Caremark merger reflects Express Scripts’ concerns about the enhanced competition due to the innovative services created by a CVS/Caremark combination and the change in industry landscape that would result. Several of Caremark’s clients have notified Caremark that Express Scripts has contacted them in an effort to disrupt Caremark’s relationship with the client. Also, Express Scripts has lost approximately $1 billion in net business to Caremark over the last three years. Clearly, Express Scripts fears a greater loss in business when facing an even stronger combined CVS/Caremark.

Questionable Assumptions Regarding the Calculation of Synergies

Caremark has substantial doubts regarding the reliability of the synergy estimates espoused by Express Scripts, based on Caremark’s own knowledge and experience in developing synergy estimates. Express Scripts’ synergy analysis also fails to address the substantial potential negative synergies which could arise from a combination of Express Scripts and Caremark. In addition to the potential loss of business, factors such as the two companies’ vastly different formularies, contracting practices, and adjudication engines and systems create both integration risk and potential for additional negative synergies.

Faces Significant, if Not Insurmountable, Antitrust Risks and Timing Delays

Express Scripts’ proposal carries significant antitrust risk that could substantially delay closing, could prevent closing altogether, or could result in the imposition of conditions that could adversely impact the business, projected synergies, Express Scripts’ ability to obtain financing for such a transaction, and the terms of such financing. Potential remedies that could be sought by antitrust regulators would be difficult to execute in the pharmacy benefits management business given its service orientation and could negatively affect any potential benefits projected by Express Scripts.

Caremark’s merger with CVS has received antitrust clearance without a second request and is expected to close in the first quarter of 2007, while Express Scripts has just begun the antitrust approval process and Express Scripts does not expect to close its proposed transaction until the third quarter of 2007 at the earliest.

Highly Leveraged and Weakened Business with Diminished Financial Strength and Flexibility

Express Scripts’ proposal would create one of the most leveraged public companies in the healthcare services industry. With Express Scripts’ free cash flow dedicated to debt reduction for several years, the combined company would be severely restricted in its ability to invest in its business, pursue other strategic opportunities, react to changing market dynamics, or engage in value creating financial transactions beneficial to stockholders such as share repurchases and dividends. The concern over leverage associated with Express Scripts’ proposal is further evidenced by S&P’s recent decision to place Express Scripts on negative watch, a measure that is in contrast to the positive watch that CVS received following the merger announcement with Caremark. Negative synergies associated with lost customer accounts or antitrust remedies would only further increase these risks and concerns.

A combined CVS/Caremark will have significant free cash flow, an investment grade credit rating, and considerable borrowing power, giving it substantial financial flexibility to invest in its business and pursue opportunities to enhance stockholder value, including through a continuation of dividend payments and potential future share buybacks.

Other Factors

The Caremark board of directors also considered certain other factors relating to the CVS/CMX Merger Agreement and the Express Scripts proposal including:

Express Scripts did not disclose its financing and any conditions to the financing that may exist, such as a material adverse effect condition.

Express Scripts has expressly conditioned its willingness to enter into any binding agreement with Caremark on the prior termination of the CVS/CMX Merger Agreement, as opposed to offering to execute a conditional merger agreement, as permitted by Section 8.07(g) of the CVS/CMX Merger Agreement. Because there is no conditional merger agreement, which is typical in competing merger proposals, Express Scripts has failed to offer to advance the break-up fee that could become payable to CVS. The Caremark board cannot envision any scenario where it would be willing to trigger the imposition of a $675 million break up fee without having a competing party obligated to fund that payment.

On January 5, 2007, following the Caremark board of directors’ meeting, Mr. Crawford called Mr. Ryan to advise him of the Caremark board of directors’ determination.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.
99.1	Press release dated January 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREMARK RX, INC.

Date: January 8, 2007	By:	/s/ E. Mac Crawford
	Name:	E. Mac Crawford
	Title:	Chairman of the Board, President and Chief Executive Officer